SUPPLY AND DISTRIBUTION AGREEMENT

This Supply and Distribution Agreement (the “Agreement”), effective as of September 15, 2006 (the “Effective Date”), is made between O2Diesel Corporation (“O2Diesel”), having its registered office at 100 Commerce Drive, Newark, DE 19713, USA and Energenics Pte Limited (“Energenics”) having its registered office at 7 Temaek Boulevard, Suntec City Tower 1 #04-01A, Singapore 038987 (each a “Party,” and collectively the “Parties”).

WHEREAS, O2Diesel has developed proprietary technology for oxygenating diesel fuel, including a proprietary fuel additive, and market development experience from its activities in the United States and Brazil;

WHEREAS, Energenics desires to obtain a supply of O2Diesel’s proprietary fuel additive; and

WHEREAS, O2Diesel desires to appoint Energenics as a distributor and provide such additive and support;

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows.

1.  Definitions.

1.1	“Affiliate” with respect to a Person, means any other Person controlling, controlled by or under common control with, such first Person.

1.2	“Change of Control” means a merger, consolidation, reorganization, recapitalization or sale, transfer or other disposition of all or substantially all of the assets of the company.

1.3
“Closing” means the consummation of the purchase and sale of shares of common stock and warrants for the future purchase of common stock of O2Diesel, as such is contemplated and described by the Common Stock and Warrant Purchase Agreement executed by O2Diesel and an Affiliate of Energenics on September 15, 2006.

1.4	“Closing Date” means the date of Closing as agreed to by the Parties in Section 2.1 of the Common Stock and Warrant Purchase Agreement.

1.5	“O2Diesel Additive” means an O2Diesel proprietary compound that allows the mixing of diesel fuel and ethanol.

1.6
“O2Diesel Product” means oxygenated diesel fuel comprising base diesel fuel, the O2Diesel Additive, ethanol and a cetane improver, conforming to the specifications for such product provided by O2Diesel (including all improvements or branded products).

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. OMITTED TEXT IS INDICATED BY A “*”.

1.7	“Person” means a natural person, a corporation, a partnership, a trust, a joint venture, any governmental authority or any other entity or organization.

1.8	“Term” shall have the meaning given in Section 11.1.

1.9
“Territory” means the following countries in South Asia and Asia Pacific, India, Australia, New Zealand, Singapore and Hong Kong. The countries of South Africa, Philippines and Thailand shall be included in the Territory subject to trials being conducted within twelve (12) months from the date of this Agreement.

1.10	“Third Party” means any Person that is not a Party to this Agreement.

2.  Supply of O2Diesel Additive.

2.1
Appointment of Distributor. As of the Closing Date, O2Diesel hereby appoints on an exclusive basis Energenics as a distributor of O2Diesel Product in the Territory subject to the terms and conditions of this Agreement. For as long as Energenics has materially performed and continues to materially perform its obligations under this Agreement, O2Diesel is prohibited from entering into any agreement and/or arrangement to directly or indirectly distribute or sell and/or authorise a Third Party to distribute and/or sell O2Diesel Product in the Territory and distribute or sell to any Third Party O2Diesel Additive in the Territory. For as long as O2Diesel has materially performed and continues to materially perform its obligations under this Agreement, Energenics is prohibited from purchasing any competing product of O2Diesel Additive.

2.2
Ordering and Delivery. Energenics shall purchase and O2Diesel shall sell the O2Diesel Additive on the basis of Energenics purchase orders. Energenics shall submit the purchase orders for a requested quantity of O2Diesel Additive at least twelve (12) weeks prior to the requested delivery date. O2Diesel shall supply the requested quantity at a price agreed in the purchase order and the delivery shall be CIF. Further, the terms and conditions of the purchase order shall be in addition to the terms of this Agreement provided that, if any term of the purchase order is inconsistent with the terms of this Agreement, the terms of this Agreement shall prevail.

2.3
Minimum Volume. The Parties have agreed that Energenics shall place orders and O2Diesel shall supply the minimum of O2Diesel Additive (the “Minimum Volume”) at the price as set forth on Schedule A and O2Diesel shall in no event fail to supply the Minimum Volume provided however that, if the price of ethanol increases by * (*%) over the agreed price (“Price Threshold”) Energenics may at its option temporarily defer purchasing the Minimum Volume (“Deferred Volume”) and in such a case, Energenics shall be obligated to purchase the Deferred Volume once the price decreases below the Price Threshold over the same amount of time the Deferred Volume was deferred. For example, if the ethanol price is greater than the Price Threshold for six (6) months, Energenics shall have up to six (6) months to purchase the Deferred Volume. In the event that O2Diesel ceases to distribute the O2Diesel Additive in the Territory, O2Diesel shall assist Energenics in obtaining an agreement with Cognis Deutschland GmbH on the same terms and conditions that O2Diesel or its subsidiaries was supplying the O2Diesel Additive in the Territory.

2.4
Forecasting. After the first commercial sale of O2Diesel Product, on a quarterly basis within five (5) days of the beginning of each quarter, Energenics shall provide non-binding forecasts of its expected requirements of O2Diesel Additive for the following twelve (12) months.

2.5
Use of O2Diesel Additive. Energenics shall: (a) use O2Diesel Additive only to make O2Diesel Product, in accordance with all specifications and guidance provided by O2Diesel for the manufacture, use, handling, storage, transportation and disposal of O2Diesel Additive and O2Diesel Product; (b) resell O2Diesel Additive only as blended into O2Diesel Product or to Third Parties who agree to blend the O2Diesel additive into O2Diesel Product, in accordance with all specifications and guidance provided by O2Diesel for the manufacture, use, handling, storage, transportation and disposal of O2Diesel Additive and O2Diesel Product; and (c) not analyze or reverse engineer the O2Diesel Additive to determine its composition or method of manufacture.

2.6
Sourcing of Other Supplies. O2Diesel acknowledges that, excluding O2Diesel Additive, neither Party is responsible for ensuring that the end user / blender has sufficient equipment and supplies for its performance under this Agreement, including supplies of base diesel fuel, ethanol and cetane improver for the production of O2Diesel Product.

2.7
Government Approvals. Energenics together with the end user/purchaser shall investigate and determine whether any governmental approvals will be necessary for the distribution and use of O2Diesel Product in the Territory prior to selling any O2Diesel Product in the Territory. If Energenics together with the end user/purchaser have determined that governmental approvals are necessary for the distribution and use of O2Diesel Product in the Territory, they shall, promptly thereafter apply for such approvals in their name. O2Diesel agrees to provide all necessary information and support Energenics in obtaining such approval. A report of this information shall be delivered to O2Diesel promptly. In any event, Energenics shall consult with O2Diesel concerning all material issues in obtaining and maintaining governmental approvals and provide O2Diesel copies of all test results, applications, correspondence and other documents relating to government approvals. O2Diesel shall neither have any right to reproduce, use and disclose the foregoing approval nor shall it authorize the same for purposes of distributing oxygenated diesel fuel or other products without the prior written consent of Energenics. In any event, Energenics shall consult with O2Diesel concerning all material issues in obtaining and maintaining governmental approvals and provide O2Diesel copies of all test results, applications, correspondence and other documents relating to government approvals. O2Diesel shall have the perpetual right to reproduce, use and disclose the foregoing and authorize the same for purposes of distributing oxygenated diesel fuel or other products..

2.8
Other Territories. Energenics and its Affiliates shall not (a) export any O2Diesel Additive or O2Diesel Product from the Territory or (b) sell O2Diesel Additive or O2Diesel Product to any Third Party with the knowledge that such Third Party is likely to resell O2Diesel Additive unblended, resell O2Diesel Product, or export O2Diesel Additive or O2Diesel Product from the Territory. O2Diesel shall endeavor that importation and use of O2Diesel Product in the Territory by a Third Party shall be only from Energenics and not from O2Diesel or another authorized source outside the Territory. Notwithstanding the foregoing, each Party shall notify the other Party about any such activity and the Parties shall consult in good faith whether there is any practicable action that should be taken as a commercial matter to address the situation.

2.9
Safety and Blending Procedures. Promptly after the Effective Date, O2Diesel shall provide to Energenics a manual describing procedures for the use, blending and handling of O2Diesel Additive and O2Diesel Product, including a material safety data sheet, procedures for blending O2Diesel Product, fuel tank preparation procedures for the storage of O2Diesel Product and sample warning decals (the “Manual”). O2Diesel shall have the right to reasonably add to, delete from and otherwise modify the Manual at any time. Energenics and its customers shall at all times blend, handle and store the O2Diesel Additive in accordance with the Manual. In the event such addition or deletion results in any reasonable costs to Energenics, the same shall be borne by O2Diesel.

3.  Payments.

3.1
Sales Targets. O2Diesel and Energenics have agreed to a sales target for the first three (3) years and three (3) months of the Term, as set forth in Schedule A. If the targets cannot be achieved Energenics will inform O2Diesel and mutual accepted targets will be agreed upon. If in good faith the Parties can not agree to a target, and Energenics’ orders fall below fifty percent (50%) of the previously agreed target, O2Diesel shall have the right to change Energenics’ as an exclusive distributor of O2Diesel Additive to a non-exclusive basis.

3.2
Payments Due. All purchase orders from Energenics will be covered by a letter of credit (“L/C”) from first class bank in favor of O2Diesel at least thirty (30) days in advance of such order. Energenics shall make the payment once telephonic evidence of a shipment is received by Energenics. The terms of payment covered by L/C will be mutually agreed. Such L/C shall be issued by a mutually agreed-upon United States bank.

3.3
Payments in General. All amounts payable by Energenics hereunder shall be paid in U.S. Dollars to O2Diesel by wire transfer, or by such other method mutually agreed upon by the Parties, for value no later than the due date thereof (with twenty-four (24)) hours advance notice of each such wire transfer) to such bank account or accounts as O2Diesel shall designate in writing within a reasonable period of time prior to such due date.

3.4
Late Payments. If Energenics fails to make any payment required under this Agreement when due, Energenics shall pay interest on such amount at the rate of 2% per month, or the highest rate allowed by law, whichever is less, from the date the payment was due until the date the payment is made in full.

3.5
Taxes. Energenics or the end user/purchaser shall pay applicable import taxes and in connection with purchase from O2Diesel and all amounts due hereunder shall be net of any taxes or similar governmental charges as Energenics or the end user/purhcaser may be liable. All other taxes and other associated costs shall be borne by the party liable for the same.

4.  Use of Trademarks.

4.1	License Grants.

4.1.1
O2Diesel hereby grants to Energenics an exclusive license, subject to instances that are beyond O2Diesel’s control, to use the name “O2Diesel” and the “O2Diesel” logo or such different or additional trademarks as O2Diesel may specify (the “O2Diesel Trademarks”) in the Territory during the Term of this Agreement in connection with the marketing, sale and distribution of O2Diesel Product that conforms to O2Diesel’s applicable specifications therefor and is produced using O2Diesel Additive purchased from O2Diesel pursuant to this Agreement. Energenics shall not interfere with the validity and O2Diesel’s ownership of the O2Diesel Trademarks and shall not do anything inconsistent with such validity and ownership. O2Diesel shall give a six months notice to Energenics to discontinue the use of O2Diesel Trademark and Energenics shall cease to use it within a reasonable time, provided that O2Diesel shall not during the Term of this Agreement notify Energenics to discontinue the use of O2Diesel Trademark. It is agreed between the Parties that Energenics shall have the right to sublicense the O2Diesel Trademarks to its Affiliates on terms and condition contained in this Agreement, with O2Diesel’s prior written consent, which consent not to be unreasonably withheld.

4.1.2
Energenics hereby grants to O2Diesel a nonexclusive, worldwide license to use Energenics’s name and logo (the “Energenics Trademarks”) during the Term to identify Energenics as the exclusive distributor of O2Diesel Product in the Territory.

4.1.3
Notwithstanding anything contained herein, Energenics shall be free to re-brand the O2Diesel Product in the Territory as it may deem fit with O2Diesel’s prior written consent, which consent not to be unreasonably withheld.

4.2
Limitations on Use of Marks. Energenics’s use of the O2Diesel Trademarks and O2Diesel’s use of the Energenics Trademarks shall (a) be consistent with the high quality image of the other Party so as to enhance the marks and the goodwill relating thereto, (b) conform to the style and usage guidelines prescribed by the other Party, (c) inure to the benefit of the other Party, and (d) be in a manner so as not to cause embarrassment to the other Party, tend to discredit the other Party’s image or reputation for quality, or suggest that any actions undertaken are actions of the other Party. On request, Energenics promptly shall provide to O2Diesel samples of Energenics’s use of the O2Diesel Trademarks, and O2Diesel promptly shall provide to Energenics samples of O2Diesel’s use of the Energenics Trademarks. Nothing in this Agreement shall interfere with a Party’s use of its marks anywhere in the world, except that during the Term, so long as the terms and conditions of this Agreement are met by Energenics, O2Diesel shall not use or authorize the use of the O2Diesel Trademarks in the Territory to indicate a source of oxygenated diesel fuel in the Territory other than Energenics.

4.3
Protection of Marks. All rights with respect to the O2Diesel Trademarks and Energenics Trademarks not expressly granted in this Agreement are reserved by O2Diesel or Energenics, as the case may be. Energenics acknowledges the validity and O2Diesel’s ownership of the O2Diesel Trademarks, and O2Diesel acknowledges the validity and Energenics’s ownership of Energenics’ Trademarks. Neither Party shall challenge the validity or ownership of the other Party’s marks or do anything inconsistent with such validity and ownership. Neither Party shall use any unitary composite mark consisting of marks of both Parties. Neither Party shall apply for registration of any of the other Party’s marks as a trademark in any country or oppose registration of the other party’s marks by the other Party. The Parties may agree in writing that Energenics shall have the right to enforce the O2Diesel Trademarks against any particular infringement by a distributor of oxygenated diesel fuel in the Territory. In other respects, each Party shall have the sole right, but not the obligation, to register, protect and enforce its marks.

4.4
Additional Trademarks. Notwithstanding anything contained herein, Energenics shall be free to re-brand the O2Diesel Product in the Territory as it may deem fit with O2Diesel’s prior written consent, which consent not to be unreasonably withheld. If Energenics believes that a trademark other than the O2Diesel Trademarks should be used to identify O2Diesel Product in the Territory, it shall give a notice in writing to O2Diesel. In the absence of a written agreement to the contrary, any such re-branded mark shall be owned by Energenics and treated as an Energenics Trademark for the purposes of this Agreements.

5.  Confidentiality.

5.1
Definitions. In connection with its activities under this Agreement, a Party (the “Receiving Party”) may receive or otherwise have access to “Confidential Information” of the other Party (the “Disclosing Party”). The term “Confidential Information” include any material or information relating to the Disclosing Party’s technology, research, development, product plans, trade secrets, finances or business operations that the Disclosing Party treats as confidential as well as this Agreement, but not any material or information that the Receiving Party can demonstrate (a) is or becomes publicly known through no fault of the Receiving Party; (b) is developed independently by the Receiving Party; (c) is known by the Receiving Party when disclosed by the Disclosing Party if the Receiving Party does not then have a duty to maintain its confidentiality; or (d) is rightfully obtained by the Receiving Party from a Third Party not obligated to preserve its confidentiality who did not receive the material or information directly or indirectly from the Disclosing Party.

5.2
Limitations on Use and Disclosure. A Receiving Party shall not use the Disclosing Party’s Confidential Information for any purpose other than performance of this Agreement and shall not disclose Confidential Information to any Person other than its employees and its independent contractors subject to a nondisclosure obligation comparable in scope to this Article, which employees and independent contractors have a need to know such Confidential Information for the performance of this Agreement. Upon the expiration or termination of this Agreement or such earlier time as particular Confidential Information may no longer be necessary for the performance of this Agreement, a Receiving Party shall, on request, return or destroy all embodiments of the Disclosing Party’s Confidential Information in its possession or control. The Parties shall notify their employees of the confidential nature of the Confidential Information, and the Receiving Party shall be liable to the Disclosing Party for any unauthorized use or disclosure made by any person receiving Confidential Information the Receiving Party.

5.3
Exception. Notwithstanding Section 5.2, a Receiving Party may disclose Confidential Information to the extent required by a court or other governmental authority, provided that (a) the Receiving Party gives the Disclosing Party reasonable notice of the disclosure, (b) the Receiving Party uses reasonable efforts to resist disclosing the Confidential Information and minimize the amount of Confidential Information disclosed, and (c) the Receiving Party cooperates with the Disclosing Party on request to seek a protective order or otherwise limit the effects of the disclosure.

5.4
Acknowledgement. The Parties acknowledge that either Party’s breach of this Article 7 would cause the other Party irreparable injury for which it would not have an adequate remedy at law. In the event of a breach, the non-breaching Party shall be entitled to injunctive relief in addition to any other remedies it may have at law or in equity.

6.  Other Intellectual Property Matters.

6.1
In General. Subject to all of Energenics’s obligations under this Agreement, O2Diesel hereby acknowledges that Energenics may practice O2Diesel’s patents and trade secrets in the Territory during the Term to the extent necessary to blend O2Diesel Product using O2Diesel Additive purchased from O2Diesel under Article 4. As between the Parties, O2Diesel shall retain all right, title and interest in and to its patents, trade secrets and other intellectual property ( the “O2Diesel Intellectual Property”). All rights with respect to O2Diesel Intellectual Property not expressly granted to Energenics in this Agreement are reserved by O2Diesel, and O2Diesel grants no licenses by implication or estoppel. Energenics shall take no action inconsistent with such O2Diesel Intellectual Property rights. For the avoidance of doubt, and without limiting the generality of the foregoing, (a) Energenics is not authorized to manufacture, offer for sale or sell O2Diesel Additive as such; (b) Energenics shall not grant sublicenses under the O2Diesel Intellectual Property to any Third Party without the written consent of O2Diesel, which consent not to be unreasonably withheld; and (c) Energenics shall not challenge the validity or enforceability of the O2Diesel Intellectual Property.

6.2
Third Party Infringement. Energenics shall inform O2Diesel of any infringement by any Third Party of any of the O2Diesel Intellectual Property in the Territory of which it becomes aware. O2Diesel may, but shall not be required to, take legal action to enforce the O2Diesel Intellectual Property against infringement by Third Parties and defend the O2Diesel Intellectual Property against challenges by Third Parties. Energenics shall cooperate fully with O2Diesel in any such enforcement or defense and supply all assistance reasonably requested by O2Diesel in carrying on such action, at O2Diesel’s expense, including by using commercially reasonable efforts to have its employees testify when requested and to make available relevant records, information, specimens and the like.

6.3
Joint Improvements. To the extent that employees of O2Diesel or its Affiliates together with employees of Energenics or its Affiliates jointly invent or discover any improvements to the O2Diesel Additive, O2Diesel Product or to any other invention, discovery, know-how or technology, the Parties shall jointly own the same, and each Party shall be free to exploit or authorize the exploitation of the same without the consent of or accounting to the other Party, subject to any other relevant intellectual property rights of the other Party. If a Party becomes aware of any such joint invention, discovery, know-how or technology, it shall verify that the other Party is aware of the same and the parties shall consult and cooperate with respect to the protection of the same.

6.4
Energenics Improvements. Before commencing any research or testing efforts with respect to the oxygenation of diesel fuel, the Party commencing such research/testing (“Research Party”) shall disclose the same to the other Party. Subject to Section 6.3, to the extent that the Research Party may during the Term invent or discover or otherwise acquire rights to any improvements to the O2Diesel Additive, O2Diesel Product or any related know-how or technology for the oxygenation of diesel fuel, such Party shall promptly disclose the same to the other Party., and the grants of a worldwide, perpetual, royalty-free, paid-up, nonexclusive license to practice and authorize the practice of such improvements and other know-how and technology shall be agreed to by the Parties.

6.5	Patent Marking. Energenics shall, if applicable, comply with any laws and regulations in the Territory concerning the marking or other identification of O2Diesel Product as being patented.

7.  Representations and Warranties.

7.1	Representations and Warranties of Both Parties. Each Party represents and warrants that:

7.1.1	it is a company duly organized, validly existing and in good standing under the laws of, in the case of O2Diesel, the state of Delaware, and in the case of Energenics, Singapore;

7.1.2	the execution of this Agreement on its behalf has been properly authorized by all necessary corporate action;

7.1.3
this Agreement is valid and binding on it and enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity;

7.1.4
neither the execution nor the performance of this Agreement will constitute a breach or violation of the terms of its charter or organizational documents or any contract, agreement or other commitment to which it is a party or by which it or any of its properties are bound;

7.1.5
there are no bankruptcy, insolvency, receivership or similar proceedings involving it or any of its Affiliates either pending or being contemplated, or any other pending or threatened actions, suits, arbitrations or other proceedings by or against it;

7.1.6	its business is being conducted in compliance in all material respects with all applicable laws and regulations; and

7.1.7	it is not in default with respect to any governmental or court order and there are no pending lawsuits or unsatisfied judgments against it.

7.2
Representations and Warranties of Energenics. Energenics represents and warrants that: (a) Energenics is experienced in fuel distribution; (b) Energenics has had a reasonable opportunity to, and has in fact, investigated independently its business prospects under this Agreement before entering into this Agreement; (c) Energenics is not relying upon any information, representation or warranty provided by O2Diesel except as expressly set forth in this Agreement; and (d) Energenics is not relying upon O2Diesel’s providing significant assistance with or control over Energenics’s method of operation under this Agreement.

7.3	Representations and Warranties of O2Diesel.

7.3.1
O2Diesel warrants that the O2Diesel Additive delivered to Energenics hereunder complies with O2Diesel’s specifications for such product, provided that Energenics notifies O2Diesel of any defects therein within thirty (30) days after taking delivery thereof. Energenics’s exclusive remedy for a breach of this Section 7.3 shall be, at O2Diesel’s option, a refund of any amounts already paid for the nonconforming O2Diesel Additive or prompt redelivery of the same quantity of conforming O2Diesel Additive.

7.3.2
O2Diesel represents and warrants that it has the right title interest in the O2Diesel Additive and O2Diesel Product and it has the right to distribute O2Diesel Additive and/or O2Diesel Product. O2Diesel (as contemplated in this agreement) represents and warrants that the O2Diesel Additive and O2Diesel Product are fit for the purposes for which they would ordinarily be used and are free from any defect of manufacturing and material. O2Diesel further represents and warrants that all the O2Diesel Trademarks and Intellectual Property are registered in the name of O2Diesel and that the use of such Trademark and Intellectual Property by O2Diesel or Energenics does not violate in any manner whatsoever or infringe any third party's right or intellectual property.

7.3.3	To the best of its knowledge, O2Diesel has disclosed in its public filings, all technical and logistical issues relating to the O2Diesel Additive.

8.  Indemnification.

8.1
In General. Each Party (the “Indemnifying Party”) shall defend, indemnify and hold harmless the other Party (the “Indemnified Party”), its Affiliates, and its and their employees, officers, directors, agents, distributors and licensees against any loss, damage, expense, or cost, including reasonable attorneys fees, arising out of any claim, demand, action, suit, investigation, arbitration or other proceeding by a Third Party (an “Action”) based on (a) the Indemnifying Party’s breach of this Agreement; (b) negligence, willful misconduct or violation of any law or regulation by the Indemnifying Party, its Affiliates, or its or their employees, officers, directors, or agents; or (c) the Indemnifying Party’s manufacture, use, sale, handling, storage, transportation or disposal of O2Diesel Additive, O2Diesel Product or other products.

8.2
Procedure. If an Indemnified Party becomes aware of any Action it believes is indemnifiable under Section 8.1, (a) the Indemnified Party shall give the Indemnifying Party prompt written notice of such Action; (b) the Indemnifying Party shall assume, at its expense, the sole defense of such claim or cause of action through counsel selected by it and reasonably acceptable to the Indemnified Party, except that in the case of a conflict of interest between the Parties, the Indemnifying Party shall, at the Indemnifying Party’s expense, provide separate counsel for the Indemnified Party selected by the Indemnified Party; (c) the Indemnifying Party shall maintain control of such defense, including any decision as to settlement, except that any settlement of an Action shall require the written consent of both Parties, which consent shall not to be withheld or delayed unreasonably; (d) the Indemnified Party may, at its option and expense, participate in such defense, and in any event, the Parties shall cooperate with one another in such defense; and (e) the Indemnifying Party shall bear the total costs of any court award or settlement in such Action.

9.
Insurance.  Energenics shall during the Term maintain general liability and product insurance as per Singapore law covering at least claims arising out of the manufacture, use, sale, handling, storage, transportation and disposal of O2Diesel Product by Energenics.

10.  Limitation of Liability.

10.1
Neither party shall be liable to the other party for any indirect, incidental, special, consequential or punitive damages arising out of or related to this Agreement, even if the party has been advised of the possibility thereof. O2Diesel’s liability to Energenics for other damages, if any, shall in no event exceed the total amount distributor has paid to O2Diesel for any product or service giving rise to a claim of liability.

10.2
The Parties have agreed that Energenics shall not in any circumstance whatsoever be liable for the O2Diesel Additive and the O2Diesel Product to O2Diesel or to any third party for any deficiency in the product so long as it uses the product per the instructions provided by O2Diesel.

11.  Term and Termination.

11.1	Term.

11.1.1
This Agreement shall commence as of the Effective Date and, unless terminated as provided in Section 11.2, continue in full force and effect for an initial term of five (5) years (the “First Term”). Upon expiry of the First Term, this Agreement shall be automatically renewed for another term of five (5) years (the “Second Term”), unless written notice is provided to O2Diesel by Energenics at least six (6) months prior to the termination of the First Term.

11.1.2
Notwithstanding the above, if O2Diesel proposes to sell the assets and intellectual property, unless pursuant to a Change of Control, with respect to O2Diesel Additive and/or O2 Diesel Product, in the territory, Energenics shall have the first right of refusal with respect to any such transfer, sale or disposal. The consideration for such transfer shall be determined by independent valuation by an independent registered public accounting firm who is not appointed by either party as its advisor or auditors.

11.2
Termination for Default. If either Party materially breaches this Agreement and fails to cure the breach within thirty (30) days after receiving written notice thereof from the other Party, the other Party may terminate this Agreement upon further written notice to the breaching Party at any time that the breach remains uncured. Either Party may terminate this Agreement if it has reasonable grounds for insecurity concerning the other Party’s future performance and does not receive reasonably adequate assurance of performance within ten (10) days after giving written notice demanding the same.

11.3	Rights and Obligations of Parties upon Expiration and Termination.

11.3.1
Termination of this Agreement by either Party for any reason shall not affect and shall be without prejudice to the rights and obligations of the Parties accrued prior to the effective date of termination.

11.3.2
To the extent that Energenics has outstanding orders for O2Diesel Additive at the expiration or termination of this Agreement, such orders shall be deemed cancelled unless O2Diesel notifies Energenics within thirty (30) days after expiration or termination that it will deliver the ordered quantity of O2Diesel Additive. If O2Diesel so honors such orders, Energenics shall take and pay for the O2Diesel Additive in accordance with the provisions of this Agreement.

11.3.3
Within thirty (30) days after the expiration or termination of this Agreement, Energenics shall notify O2Diesel of the quantity of O2Diesel Additive that Energenics then has on hand (“Remaining Quantity”). Energenics shall have the right to use such O2Diesel Additive to make and sell O2Diesel Product subject to the applicable terms of this Agreement, but in no event shall such right continue for longer than six (6) months after the date of expiration or termination. If Energenics does not use the Remaining Quantity, O2Diesel shall have the option to purchase from Energenics the Remaining Quantity at the same price Energenics paid for such O2Diesel Additive. After the expiration or termination of the Agreement and any further period of distribution permitted under this Section 11.3.3, Energenics shall take no action that would infringe O2Diesel Intellectual Property or use O2Diesel Confidential Information.

11.3.4
After the expiration or termination of this Agreement and any further period of distribution permitted under Section 11.3.3, Energenics shall, within thirty (30) days after O2Diesel’s request, return to O2Diesel or destroy any materials provided by O2Diesel and any excess marketing materials for O2Diesel Product.

11.3.5
The provisions of Sections 2.5, 3 (for so long as any amounts payable remain unpaid) and 11.3 and Articles 4 through 8, 10, and 12 through 14 of this Agreement shall survive the expiration or termination of this Agreement.

12.  Dispute Resolution.

12.1	Discussions. The Parties shall use reasonable efforts to amicably resolve any disputes arising out of or relating to this Agreement by direct discussions between them.

12.2
Arbitration of Disputes. Any dispute not resolved as set forth in Section 12.1 within fifteen (15) days after one Party notifies the other Party that it wishes to discuss the matter (“Dispute”), shall be resolved by arbitration. The venue of the arbitration shall be London, United Kingdom and the arbitration shall be governed by the Rules of the London Court of Arbitration. The language of the arbitration shall be English language.

12.3
Arbitration Procedures. The arbitration shall be presided by a panel of three (3) arbitrators. Each Party shall appoint one arbitrator and the third arbitrator shall be appointed by the two arbitrators so appointed by the Parties.

12.4
Judicial Action. Notwithstanding the above, either Party may seek from any court having jurisdiction hereof any interim, provisional or injunctive relief or specific performance that may be necessary to protect the rights or property of any Party or to maintain the status quo before, during or after the pendency of the arbitration proceeding. The institution and maintenance of any judicial action or proceeding for any such interim, provisional or injunctive relief shall not constitute a waiver of the right or obligation of either Party to submit the dispute to arbitration, including any claims or disputes arising from the exercise of any such interim, provisional or injunctive relief.

13.  Notices.

13.1
Delivery of Notices. All notices sent under this Agreement shall be in writing and (a) hand delivered; (b) transmitted by legible facsimile with a copy sent concurrently by certified mail, return receipt requested; or (c) delivered by prepaid priority delivery service.

13.2	Addresses for Notices. Notices shall be sent to the Parties at the following addresses or such other addresses as the parties subsequently may provide:

If to O2Diesel:	100 Commerce Drive Suite 301 Newark, Delaware 19713

Attention:	Alan Rae
Telephone:	(302) 266-6000
Fax:	(302) 266-7076

If to Energenics:	7 Temasek Boulevard
Suntec City Tower 1 #04-01A
Singapore 038987

Attention:	Ronen Hazarika
Telephone:	+65 6415 1650
Fax:	+65 6415 1656

14.  Miscellaneous.

14.1
Relationship Between Parties. O2Diesel and Energenics are separate business entities, and shall not be considered as joint ventures, partners, agents, servants, employee, or fiduciaries of each other. Neither this Agreement nor the relationship between the Parties shall be considered in any way to deem Energenics a franchisee of O2Diesel for any purpose whatsoever. The Parties specifically agree that any obligation to act in good faith and to deal fairly with each other which may be implied in law shall be deemed satisfied by the Parties’ compliance with the express terms of this Agreement.

14.2
Technical Services Agreement. Within thirty (30) days of the Closing, the Parties shall enter into a Technical Services Agreement that will establish the terms for the reimbursement of any technical services provided by O2Diesel in the Territory.

14.3
Compliance with Laws. In obtaining necessary government approvals and in other aspects of Energenics’s business relating to O2Diesel Product, Energenics shall: (a) in compliance with the U.S. Foreign Corrupt Practices Act, Title 15 United States Code § 78dd, not directly or indirectly pay, give, offer or promise any money, gift or anything else of value to (i) any officer or employee of any government or any department, agency, or instrumentality thereof, (ii) any person acting in an official capacity for or on behalf of any foreign government or any department, agency, or instrumentality thereof, (iii) any political party, or (iv) any candidate for political office (collectively “Governmental Official”), or to any family member of any Governmental Official, to influence any act or decision of such Governmental Official, induce such Governmental Official to do or omit to do any act in violation of the lawful duty of such Governmental Official, or secure any advantage in obtaining, retaining or directing business for or with any Person; (b) not export or reexport any information, products or other items in violation of U.S. export control laws and regulations; and (c) comply with the conditions of any applicable governmental approvals and all other applicable laws and regulations.

14.4
Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with English Law. Subject to the arbitration clause set out above, the High Court in London shall have jurisdiction with respect to any matter/dispute arising out of this Agreement.

14.5
Recordkeeping and Inspection. During the Term and for three (3) years thereafter, or such longer period as may be required by law, Energenics shall keep and maintain reasonable records of all agreements, approvals and other activities relating to this Agreement. O2Diesel may, at its expense, during regular business hours and with reasonable prior notice, examine, review, and inspect all facilities in which O2Diesel Additive or O2Diesel Product is stored, blended or distributed by or on behalf of Energenics, and review, audit and analyze Energenics’s records relating to this Agreement and representative samples of O2Diesel Additive and O2Diesel Product in Energenics’s custody or control.

14.6
Force Majeure. Neither Party shall be liable for the consequences of any failure to perform, or default in performing, any of its obligations under this Agreement, if that failure or default is caused without the fault or negligence of the Party by any act of “Force Majeure.” For the purposes of this Agreement, “Force Majeure” shall mean war (whether declared or not); act of God; revolution; acts or omissions of third parties beyond the control of either Party; faulty or impassable roads; invasion; insurrection; riot; civil commotion; sabotage; military or usurped power; lightning; explosion; fire; storm; drought; flood; earthquake; epidemic; quarantine; strikes; acts or restraints of governmental authorities; inability to secure materials, machinery, equipment or labor; and laws and regulations of any governmental authority.

14.7
Severability. The provisions of this Agreement are severable, and the unenforceability of any provision of this Agreement shall not affect the enforceability of the remainder of this Agreement. The Parties acknowledge that it is their intention that if any provision of this Agreement is determined by a court to be unenforceable as drafted, that provision should be construed in a manner designed to effectuate the purpose of that provision to the greatest extent possible under applicable law.

14.8
Construction of Agreement. The Parties acknowledge that they thoroughly have reviewed this Agreement and bargained over its terms. Accordingly, this Agreement shall be construed without regard to the Party or Parties responsible for its preparation and shall be deemed to have been prepared jointly by the Parties.

14.9
Cumulative Rights and Remedies. The rights and remedies provided in this Agreement and all other rights and remedies available to either Party at law or in equity are, to the extent permitted by law, cumulative and not exclusive of any other right or remedy now or hereafter available at law or in equity. Neither asserting a right nor employing a remedy shall preclude the concurrent assertion of any other right or employment of any other remedy, nor shall the failure to assert any right or remedy constitute a waiver of that right or remedy.

14.10
Assignment. No Party shall transfer or assign any of its rights, including by a Change of Control, under this Agreement to any Third Party without the prior written consent of the other Party, provided that if Energenics enters into a sub-distributor arrangement with Affiliates of Energenics, the terms and conditions of the sub-distributorship shall be same as the terms and conditions set out in this Agreement.

14.11	Amendments. This Agreement may be modified or amended only by written agreement of the Parties.

14.12
Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter of this Agreement and supersedes all prior agreements between the Parties concerning the subject matter hereof.

14.13
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

O2DIESEL CORPORATION

By:  /s/ Alan R. Rae
Name: Alan R. Rae
Title:   Chief Executive Officer

ENERGENICS PTE LIMITED

By:  /s/ Ronen Hazarika
Name: Ronen Hazarika
Title:   Director

SCHEDULE A

SALES TARGETS

1st Contract Period September 1, 2006 to December 31, 2007: * liters1

2nd Contract Period January 1, 2008 to December 31, 2008: * liters

3rd Contract Period 1 January 1, 2009 to December 31, 2009: * liters

PRICING

IBC’s

$* per MT

*% retrospective discount on achieving * MT equivalent to $* per MT
An additional *% retrospective discount on achieving * MT equivalent to $* per MT
An additional *% retrospective discount on achieving * MT equivalent to $* per MT.

ISO’s

$* per MT

*% retrospective discount on achieving * MT equivalent to $* per MT
An additional *% retrospective discount on achieving * MT equivalent to $* per MT
An additional *% retrospective discount on achieving * MT equivalent to $* per MT.

The above prices are CIF Singapore and shall apply until 12/31/2006. From 1/01/2007, the price for the O2Diesel Additive shall be adjusted by the mutual agreement between the parties based on evidence of the feedstock prices and changes to these prices from the prior year.

_________________________
1 The Parties agree that the * of O2Diesel Additive purchased by Energenics prior to the date of this agreement shall be included in the Minimum Volume for the 1st Contract Period.